*PORTIONS OF THIS ETHANOL  PURCHASE  AGREEMENT  HAVE BEEN OMITTED  PURSUANT TO A
REQUEST FOR  CONFIDENTIAL  TREATMENT  WHICH HAS BEEN FILED  SEPARATELY  WITH THE
SECURITIES AND EXCHANGE COMMISSION.

                                                                 EXECUTION COPY

                           ETHANOL PURCHASE AGREEMENT

         THIS ETHANOL PURCHASE  AGREEMENT (this "Agreement") is made and entered into as of December 15, 2008 by and between  Southwest  Iowa  Renewable  Energy,
LLC, an Iowa limited  liability company  ("Producer"),  and Bunge North America,
Inc., a New York  corporation  ("Bunge")  (each of Producer and Bunge, a "Party"
and collectively, the "Parties").

                                    RECITALS

     A. Producer is in the process of constructing an ethanol plant located near
Council Bluffs, Iowa (the "Facility").

     B. Bunge is regularly engaged in the business of marketing  ethanol,  grain and feed products throughout the world.

     C. As of the date of this Agreement, Bunge is a Member of Producer pursuant to the Amended and Restated Operating  Agreement of Producer dated March 7, 2008
("Operating Agreement").

     D.  Producer  desires to sell and Bunge  desires to  purchase  all  ethanol produced by the Facility ("Ethanol").

     E. The Parties  desire to agree in advance of such sale and purchase to the price formula, payment, delivery and other terms thereof in consideration of the mutually promised performance of the other.

                                    AGREEMENT

     Therefore, the Parties agree:

1. Ethanol Purchase/Sale.

     1.1 Exclusive Purchaser. Subject to the terms of this Agreement (including, but not limited to,  Section 1.2 hereof),  Producer  agrees to sell to Bunge all
Ethanol  produced  during the Term (as  defined in  Section  6.1  hereof) by the
Facility.  Bunge  agrees  that it will be  obligated  to  purchase  all  Ethanol produced by the Facility during the Term under the conditions  herein set forth, up to an annual maximum equal to the  Facility's  nameplate  design  capacity of
110,000,000 gallons of Ethanol per year. Upon

any  modifications  or expansions  of the Facility,  the Parties shall make such amendments to this Agreement as are mutually agreed upon as necessary to reflect such modifications or expansions at the Facility.

     1.2 Title. Title, risk of loss and full shipping  responsibility shall pass to Bunge upon Producer loading the Ethanol into trucks, rail cars or pipeline at the  Delivery  Location  (as defined  below) and  delivery to Bunge of a bill of lading  for each  shipment.  Bunge and  Producer  shall  agree  upon  documented inspection, loading and sealing procedures.

     1.3  Location.  The place of delivery by Producer  for all Ethanol  sold to
Bunge pursuant to this Agreement shall be the Facility or as otherwise agreed by the Parties (the "Delivery  Location").  Bunge will provide loading instructions to Producer  designating  the shipment  date and amount of Ethanol to be shipped with  enough  advance  notice such that  Producer  can direct the loading of all
Ethanol delivered hereunder in a commercially  reasonable manner. Producer shall give Bunge and Bunge's  agents access to the  Facility,  in such a manner and at all times as shall be commercially reasonably necessary and convenient, in order for Bunge or Bunge's  agents  and/or  designees  to take  delivery  as  provided
herein.   To  the  extent  that  Bunge  has  provided   Producer   with  loading
instructions, such instructions are subject to change at the discretion of Bunge upon reasonable  notice to Producer.  If Producer has delivered Ethanol prior to such notice, Producer will not be responsible for any failure of such Ethanol to comply  with the  changed  instructions  and Bunge will  incur the cost,  if any associated with the change of instructions.

     1.4 Ethanol Marketing Policy.  Producer and Bunge will jointly establish an
Ethanol  marketing  policy  with  respect to  Contracts  (as  defined in Section
2.1(b)) setting forth how far in advance such Contracts may provide for the sale of Ethanol,  referred to as forward  contracting  limits (the "Ethanol Marketing
Policy").  Without  limitation,  subject to Section 2.2,  the Ethanol  Marketing
Policy shall also include  obligations  of Producer to deliver to Bunge  written estimates of Ethanol  production  at the  Facility a  reasonable  period of time prior to such  production.  The Ethanol  Marketing Policy is subject to approval and  modification  from  time-to-time  jointly  by  Bunge  and  Producer's  risk management committee and/or Board of Managers and may be developed in connection with a comprehensive  risk  management  policy for the marketing of all products produced by the Facility.  The Ethanol  Marketing  Policy will be updated by the

Parties as necessary.  Bunge shall  promptly make Producer  aware if the Ethanol
Marketing Policy is reasonably believed to be limiting Bunge's ability to market
Ethanol in accordance with this Agreement.

2. Obligations of the Parties; Quantity and Weights.

     2.1 Bunge's Obligations.

          (a) Market Information.  Bunge will provide Producer with relevant and transparent  market  information,  including  bid/ask  sheets  for  Ethanol produced at the Facility.

          (b) Ethanol  Contracts.  Bunge will  negotiate and execute  contracts, arrangements  and  agreements  on its own behalf for the resale by Bunge of
     Ethanol  ("Contracts"),  and provide Producer with copies of such Contracts upon request.  Bunge will also provide  Producer with, or make available to
     Producer,  consolidated  daily position reports of delivery dates,  volumes and pricing under all open Contracts.

          (c) Bunge Re-Sale Efforts. Bunge agrees to use commercially reasonable efforts  to market  the  Ethanol to  maximize  the sale price and  minimize related costs, subject to prevailing market conditions; provided that Bunge will have no  obligation to enter into any long-term  sale  agreement  with terms outside of the Policy (even if requested to do so by Producer) to the extent that Bunge determines, in its sole discretion,  that there is a risk that a sufficient  quantity of appropriate  Ethanol may not be available to satisfy  all of Bunge's  obligations  under such sale  agreement.  Producer acknowledges  that Bunge will use its  reasonable  judgment  in making such marketing  decisions (due, among other things, to varying freight and other costs).

          (d) Shipping Charges.  Bunge will schedule and arrange, in conjunction with  Producer's  general  manager or designee,  the loading,  shipping and delivery of all Ethanol  bought by Bunge  pursuant to this  Agreement.  All freight and delivery  charges after  delivery of the Ethanol by Producer to the Delivery Location will be the responsibility of Bunge or the purchasers of Ethanol from Bunge,  and will be included in the calculation of Purchase
     Price to the extent set forth  Section  5.1.  With  respect to rail freight service to the Facility,  Bunge shall be responsible for  negotiating  with the rail  service  provider the rates and service  levels for  shipments of
     Ethanol  from  the   Facility.   Bunge  shall   disclose  to  Producer  any
     discussions,  negotiations,  proposals and  agreements  involving such rail service  and rail  rates for the  Facility  and,  upon  termination  of the Agreement,  Bunge shall assign rights to such rail service and rates to
     Producer,  as agreed by the rail carrier.  Producer shall buy or lease, and shall maintain and be responsible for, the rail cars which will be used for the loading,  shipping and delivery of all Ethanol bought by Bunge pursuant to this Agreement.

          (e) Ethanol Marketing Policy; Directions Given by Producer. Subject to
     the  provisions  of this  Agreement,  Bunge  will abide by any terms of the
     Ethanol  Marketing  Policy  applicable  to Bunge and neither  Bunge nor its
     Affiliates shall be in breach of this Agreement or liable to Producer under this  Agreement  to the extent  Bunge acts in  accordance  with the Ethanol
     Marketing Policy or in accordance with directions given by Producer's Board or general manager.

          (f) Other Activities of Bunge.  Producer  understands that Bunge is in the  business of marketing  ethanol for itself and for other third  parties outside  the terms of this  Agreement  and that  Bunge may sell and  market
     Ethanol into the same markets where Bunge sells other parties' ethanol.  If
     Bunge determines to accept, for its own account and at its risk,  contracts with terms that are outside the parameters of the Ethanol Marketing Policy,
     Bunge will promptly  offer  Producer the  opportunity to waive or amend the
     Ethanol Marketing Policy and authorize Bunge to enter into such contract as a Contract  subject to this  Agreement.  If  Producer  elects to accept the contract, the waiver or amendment must be made promptly. If Producer elects not to accept  the  contract,  then  Producer  understands  that  Bunge may fulfill the contract with spot market purchases from Producer and such spot market  purchases  shall fulfill  Bunge's  obligations to maximize the sale price  pursuant to Section  2.1(c).  Producer  and Bunge may,  from time to time, mutually agree that Bunge will purchase certain quantities of Ethanol for its own account for resale to third parties in contracts  which are not
     Contracts  subject to this  Agreement  and Bunge will pay to  Producer  the current fair market value of such Ethanol as determined by the Parties.

     2.2 Producer's Obligations.

          (a) Production Estimates.  At least 90 days before the Effective Date,
     Producer  will provide  Bunge with  Producer's  best estimate of Producer's anticipated  monthly Ethanol  production for the next twelve months.  On or before the first day of each month thereafter,  Producer will provide Bunge with its updated best estimate of Producer's  anticipated  monthly  Ethanol production  for the next  twelve  months,  so that Bunge will have  Ethanol production estimates from Producer twelve months into the future

     during  the  Term  (each  such  monthly   anticipated  amount,  a  "Monthly
     Estimate").  If Producer fails to timely  provide a written  estimate for a month as required by this Section 2.2,  then the Monthly  Estimate for such month  will be deemed to be the  average  amount of monthly  production  of
     Ethanol over the two months  immediately  preceding  the month in question.
     Producer will notify Bunge of anticipated production downtime or disruption in Ethanol availability at least three months in advance of such outage. In addition to the Monthly Estimates, Producer will provide a written estimate to Bunge of the  quantity  of  Ethanol  to be  produced  and  delivered  by
     Producer in each given week (each such weekly anticipated amount, a "Weekly
     Estimate")  during the Term at least five days  prior to the  beginning  of such week.  Each Weekly Estimate will (a) include a statement of the amount of  Ethanol in storage  as of such  date,  and (b) be  consistent  with the applicable Monthly Estimate.

          (b) Failure to Produce and Changes to Estimates.  Bunge is entitled to rely on Monthly  Estimates and Weekly Estimates in marketing Ethanol and in entering  into  Contracts.  Producer will  immediately  notify Bunge of any revisions to such estimates; provided, that, to the extent Bunge has relied upon such estimates,  such estimates may not be revised and shall be deemed fixed in determining any amounts payable by Producer in this Section. Bunge
     will  utilize  commercially   reasonable  efforts  to  adjust  its  Ethanol
     marketing  and sales  strategy  according  to any such  revised  estimates;
     provided that Producer will bear all costs  incurred by Bunge to attempt to meet such  revised  quantities.  To the extent that Bunge is able to obtain
     Substitute  Ethanol to meet such revised  quantities  and the price paid by
     Bunge  to  procure  the  Substitute  Ethanol   (including   transportation,
     handling,  or other charges related to the  procurement  and/or delivery of the Substitute Ethanol) was less than the price at which Bunge sold ethanol in such sale commitments,  then Bunge shall retain the Cover Amount. To the extent that Bunge is able to obtain Substitute Ethanol to meet such revised quantities  and the price paid by Bunge to procure the  Substitute  Ethanol
     (including  transportation,  handling,  or  other  charges  related  to the procurement and/or delivery of the Substitute Ethanol) was greater than the price at which Bunge sold ethanol in such sale  commitments,  then Producer will  pay to  Bunge  an  amount  equal  to (i)  the  Cover  Amount  for the
     Substitute  Ethanol,  plus (ii)  Bunge's  Marketing  Fee on the  Substitute
     Ethanol.  The "Substitute  Ethanol" means the volume of ethanol procured by
     Bunge to meet ethanol sale commitments due to Producer's  failure to supply the  amount  of  Ethanol  in the  applicable  Monthly  Estimate  or  Weekly
     Estimate.  The "Cover

     Amount" is the  difference  between  the price paid by Bunge to procure the
     Substitute Ethanol (including  transportation,  handling,  or other charges related to the procurement  and/or delivery of the Substitute  Ethanol) and the price at which Bunge sold ethanol in such sale commitments.

          (c) Excess Ethanol Production.  If Producer produces Ethanol in excess of the Monthly  Estimate  for a given month or Weekly  Estimate for a given week,  then  Producer  acknowledges  that any sale by Bunge of such  excess volume of Ethanol on the spot market will  fulfill  Bunge's  obligation  in
     Section  2.1(c) to maximize the sale price that it receives for such excess volume of Ethanol.

          (d) Handling and Shipping. In connection with this Agreement, Producer will:

               i.  Determine  the weight of all  Ethanol  delivered  to Bunge as provided in Section 3;

               ii. Load the Ethanol for shipment in accordance  with the loading instructions  from Section 1.3 to trucks,  rail cars or pipeline  with
          Ethanol in a timely  manner,  which shall include  supplying  adequate labor and equipment necessary for such loading;

               iii. Handle Ethanol in a good and workmanlike manner;

               iv. Maintain the  truck/rail/pipeline  loading facilities in safe operating condition;

               v. Supply all product description tags, certificates of analysis, bills of lading  and/or  material  safety  data sheets  applicable  to
          Ethanol shipments;

               vi. Comply with all federal,  state and local rules,  regulations regarding the shipment of Ethanol from the Facility, including but not limited to all U.S. Department of Transportation requirements relating to shipment of hazardous materials; and

               vii. Abide by the Ethanol Marketing Policy.

          (e)  Storage.  Storage  space for not less than 3 million  gallons  of
     Ethanol  shall be  reserved by  Producer  at the  Facility,  which shall be continuously available for storage of Ethanol to be purchased by Bunge from
     Producer.

          (f) Storage  Purchase.  Bunge may from time to time notify Producer (a
     "Storage  Notice")  that  Bunge  proposes  to place a certain  quantity  of
     Ethanol in storage at a location  away from the Facility for some period of time before purchase by Bunge for resale to end customers.  Unless Producer notifies  Bunge  within 24 hours  after  receiving  a Storage  Notice  that
     Producer agrees to the storage  proposal,  then Producer shall be deemed to have  rejected  such  proposal and Bunge will not place  Ethanol in storage pursuant to the Storage Notice.  If Producer accepts such storage proposal, then Producer will bear the cost related to such storage.

     2.3 Contract Commitments.

          (a)  Subject  to the  provisions  of  Sections  2.1(c)  and  (f),  all
     Contracts  negotiated  by  Bunge  shall  be  consistent  with  the  Ethanol
     Marketing  Policy  unless  the  general  manager  of the  Facility,  or his designee,  approves in advance any  Contract  terms  inconsistent  with the
     Ethanol Marketing Policy.

          (b)  Producer  will  not be a party  to,  or  have  any  liability  or obligation to any purchaser or to Bunge under Contracts  except as provided in this  Section 2.  Producer  acknowledges  that in order to maximize  the total  revenue to be generated  through the sale of the Ethanol,  Bunge may take positions by selling Ethanol in anticipation of Producer providing the
     Ethanol,   subject  to  the  terms  of  the   Ethanol   Marketing   Policy.
     Notwithstanding  the fact that  Producer's  obligation  is to provide Bunge with the Ethanol output of the Facility, the Parties acknowledge that Bunge may  suffer  losses as a result  of  positions  taken by Bunge if  Producer discontinues  operations for any reason whatsoever including Force Majeure.
     Producer  shall  indemnify,  defend and hold Bunge and its  Affiliates  (as
     defined  below)   harmless  from  all   liabilities,   costs  and  expenses
     (including,   without  limitation,   attorneys  fees)  that  Bunge  or  its
     Affiliates may suffer, sustain or become subject to as a result of any sale or purchase of Ethanol taken by Bunge which is consistent  with the Ethanol
     Marketing  Policy  in  anticipation  of  Producer  delivering  the  Ethanol hereunder,  provided Bunge has taken commercially reasonable steps to avoid the loss. Bunge will indemnify,  defend and hold harmless  Producer and its  Affiliates,  employees  and agents  from and  against  any and all liabilities, costs and expenses (including,  without limitation,  attorneys fees) arising out of,  relating to or resulting from any failure of Ethanol to comply with the Production Standards or degrading the quality of Ethanol which  results  from causes or  conditions  arising  after title  passes to
     Bunge, except to the extent such liabilities,  costs and expenses arise out of the gross  negligence or intentional  misconduct of Producer or a breach of this Agreement by Producer.

3. Quantity and Weights.

     3.1 Meters.  Producer will determine the quantity of Ethanol  (expressed in both  gross  and net  60(degree)  Fahrenheit  temperature  compensated  gallons)
delivered to Bunge from the Facility using meters at the Facility. Producer will maintain  (at its  expense) the accuracy of such meters and ensure that they are inspected  and certified as required by  applicable  law. Upon Bunge's  request,
Producer  will promptly  provide Bunge with copies of all meter  certifications.
Bunge may, at its sole expense, test the accuracy of such meters.  Producer will maintain all meter  certificates for at least two years after their creation and provide copies of such meter  certificates to Bunge upon request.  If the meters are  found  to be  inaccurate,  the  Parties  will  negotiate  in  good  faith a reasonable  adjustment  for  Ethanol  sales  reasonably  believed  to have  been affected.

     3.2  Meter  Certificates.   The  net  60(degree)   Fahrenheit   temperature
compensated  gallon volumes of Ethanol  recorded on outbound meter  certificates generated  pursuant to Section 3.1 will  determine  the  quantity of Ethanol for which  Bunge is  obligated  to pay  pursuant  to Section  5.1, in the absence of manifest  error (greater than 0.5%  variation).  Producer will provide a copy of each such meter  certificate to Bunge at the same time that a truck, rail car or pipeline is loaded and a certificate is produced for such loading.

4. Quality; Sampling; Rejection; Disposition.

     4.1 Quality.  Producer agrees and warrants that the Ethanol produced at the
Facility and delivered to Bunge at the Delivery  Location shall meet the minimum quality standards  outlined in Exhibit A hereto and such other quality standards set forth in this Agreement (the "Production  Standards").  Producer will not be responsible  for any failure of Ethanol to comply with the Production  Standards or degrading  the quality of Ethanol  which  results  from causes or  conditions arising  after title passes to

Bunge.  Producer  will  provide  a  certificate  of  analysis  to Bunge for each shipment of Ethanol under this Agreement, and Bunge will have the right (but not the  obligation) to test each such shipment to determine  whether the Production
Standards  are being met. In addition,  from time to time as requested by Bunge,
Producer will provide Bunge samples of Ethanol for Bunge to test.

     4.2  Non-Conforming  Ethanol.  If  any  Ethanol  does  not  conform  to the
Production Standards when crossing the Delivery Location, or when unloaded at an end customer's facility (other than due to actions or inactions by Bunge), Bunge may,  in its sole  discretion,  reject  such  Ethanol  and  require  Producer to promptly replace such non-conforming Ethanol with Ethanol that complies with the
Production  Standards.  In addition to other obligations under this Agreement or at law,  Producer  will promptly  reimburse  Bunge for all  out-of-pocket  costs reasonably incurred by Bunge in storing,  transporting,  returning and disposing of rejected ethanol in accordance with this Agreement.

     4.3  Samples.  Producer  will take and  analyze  representative  (a) origin samples of Ethanol  before  loading it into any truck,  rail car or pipeline and
(b) samples of Ethanol after it is loaded into each truck,  rail car or pipeline before it leaves the  Facility  (any sample under this Section 4.3, a "Sample"), and Bunge will have the right to witness the taking of the Samples.  Each Sample will be no less than 250 milliliters in amount.  Producer will label each Sample to indicate  the (i) date of  shipment,  (ii) truck,  rail car or pipeline  from which the Sample  was taken or into  which the  Ethanol  was  loaded,  and (iii)
order/shipment  number.  Producer  will retain such Samples for not less than 60 days in a manner that preserves the integrity of each Sample,  and will send any
Sample to Bunge  immediately  upon  Bunge's  request.  Producer  will  prepare a certificate of analysis in accordance  with industry  standards for every truck, rail car or pipeline loaded at the Facility.

5. Price/Payment.

     5.1 Purchase Price.

          (a) Bunge will pay the  Purchase  Price to  Producer  for all  Ethanol
     purchased   hereunder  within  30  days  after  the  date  that  (i)  meter certificates  for all properly  loaded Ethanol are delivered by Producer to
     Bunge  in  accordance  with  this  Agreement  or (ii)  Bunge  invoices  end customers  for ethanol that has been placed in storage  pursuant to Section
     2.2(f). In either case,

     Bunge will retain the applicable Marketing Fee and Transportation Costs for such Ethanol.

          (b) The  following  definitions  shall  apply to any  given  gallon of
     Ethanol:

                    (i) The  "Purchase  Price"  shall be equal to the Sale Price minus the applicable  Marketing Fee and Transportation  Costs (if any).

                    (ii) The "Sale Price" shall be equal to: (A) with respect to
               Ethanol that Bunge  purchases to fulfill its commitments to third party purchasers under agreements consistent with this Agreement, the sale price  received by Bunge from such  purchasers;  and (b)
               with  respect to Ethanol  purchased  by Bunge on the spot market, the  spot  price  for  such  Ethanol  agreed  upon by  Bunge  and
               Producer.

                    (iii) The  "Marketing  Fee"  shall be equal to the lesser of
               (A) *% of the Net Sales Price, or (B) $* per gallon of Ethanol.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                    (iv) The "Net Sales  Price" will be equal to the Sales Price minus all Transportation Costs.

                    (v)  "Transportation  Costs"  shall be equal to:  (A)
               with  respect to Ethanol  delivered  via rail,  all rail  freight charges,  rail and fuel surcharges,  switching  charges,  and any other accessorial  charges applicable to delivery of the Ethanol;
               and (B) with respect to Ethanol delivered via truck,  pipeline or other conveyance,  all freight charges, fuel surcharges,  and any other accessorial  charges applicable to delivery of the Ethanol.
               There are no  Transportation  Costs for any Ethanol  picked up at the Facility by  purchasers.  For Ethanol placed in storage under
               Section  2.2(d),  accessorial  charges  will  include all charges
               related  to  such   storage.   For  purposes  of  this   Section,
               assessorial  charges include all charges related to the movement, offloading and storage of Ethanol.

               (c) Payment.  Bunge will pay the Purchase Price by wire transfer.
          Interest  will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate, as reported from time to time by the
          Wall Street  Journal  plus 2%, and (b) the highest  rate  permitted by law. Bunge will provide Purchaser with

                                       10

          a copy of an  invoice  supporting  the Sale  Price  for such Sale upon request.

               (d) Annual Minimum  Payments.  Subject to Section 9 hereof, if on each  anniversary  of the  Effective  Date,  the  total  amount of the
          Marketing  Fee  retained  by Bunge  during the  immediately  preceding
          12-month period (a "Total Fee Amount") is less than $750,000  ("Annual
          Minimum Amount"), then within 15 days after such anniversary, Producer will pay to Bunge an amount equal to the Annual  Minimum  Amount minus the Total Fee Amount.

     5.2 Adjustments.

               (a) Beginning on the third  anniversary  of the Effective Date of this Agreement and on each anniversary thereafter,  the Annual Minimum
          Amount will be  increased  (or  decreased)  by an amount  equal to the product  of:  (i)  the  Annual  Minimum  Amount  for  the  immediately preceding 12-month period,  multiplied by (ii) the percentage increase
          (or decrease) for such 12-month  period in the Employment  Cost Index;
          Not  Seasonally  Adjusted;   Total  Compensation;   Private  Industry;
          twelve-month percent change; Midwest Workers,  published by the Bureau of Labor Statistics, U.S. Department of Labor.

               (b) If the Effective  Date has not occurred on or before July 15,
          2009, then Bunge may require the Parties to renegotiate the provisions of this  Section  5. Upon such  renegotiation,  if the  Parties do not agree upon  adjustments  to the  compensation  on terms  agreeable  to
          Bunge,  then  Bunge  may  terminate  this  Agreement  upon  notice  to
          Producer.

     5.3 Tax. For purposes of personal  property  taxation and/or  assessment or other  taxation,  if any,  any tax  assessed  on  Ethanol  produced  under  this
Agreement will be the  responsibility of Producer,  and at no time will Bunge be responsible for the payment of any such tax.

6. Term and Termination.

     6.1 Term.  The initial term of this  Agreement will begin upon execution of this Agreement by both Parties and, unless earlier terminated in accordance with the terms hereof,  will expire upon the third anniversary of the Effective Date.
Unless earlier terminated in accordance with this Agreement, this Agreement will automatically  renew for successive  three-year terms  thereafter  unless either
Party gives written  notice to the other Party of its election not to renew,  no later  than 180 days prior to the  expiration  of the  initial  term or the then current

                                       11

renewal term, as applicable. The "Term" will be the total of the initial term of this Agreement and any renewal terms.  The "Effective Date" will be the later of
(a) December 15, 2008, and (b) the effective date of termination of that certain
Ethanol  Merchandising  Agreement between Producer and Lansing Ethanol Services,
LLC, or in each case such other date agreed by the Parties in writing.

     6.2 Termination Rights.

          (a) Either Party may terminate this Agreement  immediately upon notice to the other  Party if such other  Party has (i)  materially  breached  any representation,  warranty,  or obligation  under this  Agreement,  and (ii)
     failed to remedy such breach within 30 days after the terminating Party has given notice of such breach,  or if such breach cannot  reasonably be cured within such  30-day  period,  such other  Party has failed to commence  and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the  terminating  Party has given  notice of such breach.

          (b) Producer may terminate this Agreement  immediately  upon notice to
     Bunge if Bunge fails to pay any amount due under this  Agreement  within 15 days after Producer gives Bunge notice of such nonpayment.

          (c) Bunge may  terminate  this  Agreement  immediately  upon notice to
     Producer:  (i) if the Effective  Date has not occurred on or before October
     15, 2009; (ii) in accordance with Section 5.2(b) hereof;  and/or (iii) upon the  occurrence  of a  Dissolution  Event  (as  defined  in  Article  X the
     Operating Agreement).

          (d) Either Party may terminate this Agreement  immediately upon notice to  the  other  Party  if  (i)  such  other  Party  files  a  petition  for adjudication as a bankrupt,  for reorganization or for an arrangement under any bankruptcy or insolvency  law; (ii) an involuntary  petition under such law is filed  against  such other  Party and is not  dismissed,  vacated or stayed  within 60 days  thereafter;  or (iii)  such  other  Party  makes an assignment of all or substantially all of its assets for the benefit of its creditors.

          (e) Bunge may  terminate  this  Agreement  immediately  upon notice to
     Producer if there is a Change in Control of Producer. A "Change of Control"
     occurs upon any of: (i) a sale of all or substantially all of the assets of
     Producer;  (ii) a merger or consolidation  involving Producer,  excluding a merger or

                                       12

     consolidation  after which 50% or more of the outstanding  equity interests of Producer  continue to be held by the same  holders that held 50% of more of the outstanding  equity  interests of Producer  immediately  before such merger or consolidation, or (iii) any issuance and/or acquisition of equity interests  of Producer  that  results in a person or entity  holding 50% or more of the outstanding equity interests of Producer, excluding any persons or entities that held 50% or more of the  outstanding  equity  interests of
     Producer immediately before such acquisition and, with respect to Producer, excluding Bunge.

          (f) Either  Party may  terminate  this  Agreement in  accordance  with
     Section 11.3 hereof.

          (g) Producer may terminate this Agreement  immediately  upon notice to
     Bunge if there is a Change in Control of Producer  upon payment to Bunge of an amount equal to $750,000.

     6.3 Survival.  The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement,  including,  but not limited to, Sections  2.1(d),  2.3(b),  4, 5.1, 5.3, 6.2, 6.3, 9, 10, 14, 15 and
16, will remain in effect after the expiration or termination of this Agreement.

7.  Covenants  of  Producer.  Producer  covenants  to  Bunge  that it  will  use commercially  reasonable  efforts  to  ensure  that the  Facility  will be fully operational no later than July 15, 2009.

8.  Representations and Warranties.  The parties make the following  warranties, representations or guarantees as described below:

          (a) Bunge  represents  and  warrants  to Producer  that Bunge,  either through its own  management or through lawful  contracts  entered into with third  parties,  currently has and shall maintain or cause to be maintained such licenses,  permits  and/or  authorities as may be required to lawfully engage in the purchase and sale of Ethanol.

          (b) Bunge  represents  and warrants to Producer  that:  all  necessary corporate  action has been taken to authorize the  execution,  delivery and performance of this Agreement;  the execution,  delivery and performance of this  Agreement  by Bunge does not, and will not,  violate or  constitute a breach of or default  under any  Governmental  Requirement  (as  defined in
     Section 16.5) or any indenture,  contract or other  instrument to

                                       13

     which its assets are bound or to which the representing party's business is subject.

          (c)  Producer  represents  and warrants to Bunge that:  all  necessary corporate  action has been taken to authorize the  execution,  delivery and performance of this Agreement;  the execution,  delivery and performance of this Agreement by Producer does not, and will not,  violate or constitute a breach of or default under any  Governmental  Requirement or any indenture, contract or other  instrument to which  Producer or its assets are bound or to which Producer's business is subject.

          (d)  Producer  warrants  that at the time of loading  at the  Delivery
     Location the Ethanol will be of merchantable  quality,  and will be fit for its intended purpose. All Ethanol must meet all applicable ASTM Standards.

          (e)  Producer  warrants  that the Ethanol  delivered to Bunge shall be free and clear of liens and encumbrances.

9. Limitation of Liability.

     9.1 General  Disclaimer.  EXCEPT AS EXPRESSLY  PROVIDED IN THIS  AGREEMENT,
PRODUCER MAKES NO STATUTORY,  WRITTEN,  ORAL,  EXPRESSED OR IMPLIED  WARRANTIES,
REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE ETHANOL SOLD UNDER THIS
AGREEMENT,  OR  ITS  QUALITY  SOURCE,  OR  CHARACTERISTICS,   INCLUDING  WITHOUT
LIMITATION  ANY  WARRANTY  OF  MERCHANTABILITY  OR  FITNESS  FOR ANY  PARTICULAR
PURPOSE.  EXCEPT  AS  EXPRESSLY  PROVIDED  IN THIS  AGREEMENT,  BUNGE  MAKES  NO
STATUTORY,  WRITTEN,  ORAL, EXPRESSED OR IMPLIED WARRANTIES,  REPRESENTATIONS OR
GUARANTEES OF ANY KIND CONCERNING THE SERVICES  PROVIDED UNDER THIS AGREEMENT OR
THE  FAILURE  TO  PROVIDE  SERVICES  UNDER  THIS  AGREEMENT,  INCLUDING  WITHOUT
LIMITATION  ANY  WARRANTY  OF  MERCHANTABILITY  OR  FITNESS  FOR ANY  PARTICULAR
PURPOSE.

     9.2 IN NO EVENT  WILL  EITHER  PARTY BE  LIABLE  TO THE  OTHER OR ANY OTHER
PERSON OR ENTITY FOR ANY INDIRECT,  SPECIAL OR  CONSEQUENTIAL  DAMAGES UNDER ANY
CIRCUMSTANCES.

10. Remedies.

     10.1 Suspend  Performance.  Producer may suspend its performance under this
Agreement  until Bunge has paid all amounts  due under this  Agreement  if Bunge fails to pay any amount  within 15 days  after the date when such  amount is due and uncured under this Agreement.

                                       14

     10.2 Specific  Enforcement.  The Parties shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity  jurisdiction  without the necessity of posting any bond, it being acknowledged  and agreed by the parties that the scope of the provisions of this
Agreement are reasonable under the circumstances.

     10.3 Rights Not  Exclusive.  No right,  power or remedy  conferred  by this
Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

11. Force Majeure.

     11.1  Definition  of  Force  Majeure  Event.  Each  Party is  excused  from performing  its  obligations  under  this  Agreement  to the  extent  that  such performance is prevented by an act or event (a "Force Majeure Event") whether or not foreseen,  that: (i) is beyond the reasonable  control of, and is not due to the fault or negligence of, such Party,  and (ii) could not have been avoided by such Party's exercise of due diligence,  including,  but not limited to, a labor controversy,  strike, lockout,  boycott,  transportation  stoppage,  action of a court or public authority,  fire, flood,  earthquake,  storm, war, civil strife, terrorist action,  epidemic,  or act of God; provided that a Force Majeure Event
will  not  include  economic  hardship,   changes  in  market   conditions,   or
insufficiency of funds.  Notwithstanding the foregoing sentence, a Force Majeure
Event  does not excuse  any  obligation  to make any  payment  required  by this
Agreement  (including  without  limitation  Section  5.1(d)  and will not affect
Bunge's right to terminate this Agreement pursuant to Section 6.2(c)(i).

     11.2  Conditions  Regarding  Force Majeure  Event. A Party claiming a Force
Majeure Event must: (i) use commercially  reasonable efforts to cure,  mitigate, or remedy the effects of its  nonperformance;  provided  that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating  its existence;  and (iii) notify the other Party of the occurrence of the Force Majeure Event as quickly as reasonably possible,  but no later than five  business  days after  learning of the  occurrence  of the Force
Majeure Event.  Any Party that fails to notify the other Party of the occurrence of a Force  Majeure  Event as required by this Section 11 will forfeit its right to excuse performance of its obligations due to such Force Majeure Event. When a
Party  claiming  a Force  Majeure  Event is able to  resume  performance  of its obligations  under this

                                       15

Agreement,  it will  immediately  give the other Party notice to that effect and resume performance.

     11.3 Third Parties; Termination.  During any period that a Party claiming a
Force Majeure Event is excused from performance under this Agreement,  the other
Party may accept  performance from other parties as it may reasonably  determine under the  circumstances.  If a Party has not performed under this Agreement due to a Force Majeure Event for twelve  consecutive months or more, the other Party may  terminate  this  Agreement  immediately  upon notice to the  non-performing
Party.

12. Insurance.

     12.1 Other Required Coverage.

          (a) Each Party will maintain  automobile  liability insurance covering owned,  hired,  and non-owned  vehicles  against  claims for bodily injury, death and property  damage,  with a combined  single limit of not less than
     $1,000,000,  or equivalent coverage using split limits. Such insurance will
     name  the  other  Party,  its  parents,   subsidiaries  and  Affiliates  as
     additional insureds thereunder,  and will be primary to any other insurance available to such other Party, its parents,  subsidiaries and Affiliates as insureds or otherwise.

          (b) Each Party will maintain  commercial  general liability  insurance
     (including,  without  limitation,  coverage for  Contractual  Liability and
     Products/Completed  Operations) against claims for bodily injury, death and property  damage,  with  limits  of  not  less  than  $1,000,000  for  each occurrence and $1,000,000 in the General and Products/Completed  Operations
     Aggregate.   Such  insurance  will  name  the  other  Party,  its  parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and non-contributory to any other insurance available to such other
     Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

          (c) An excess or  umbrella  liability  policy with a limit of not less than  $2,000,000 per occurrence  and $2,000,000  aggregate.  Such excess or umbrella  liability  policy  shall  follow form with the primary  liability policies,  and  contain a  drop-down  provision  in case of  impairment  of underlying limits.

          (d)  Notwithstanding  the provisions of Section  12.1(b) and (c), each
     Party's  total  coverage  under  both  its  commercial   general  liability
     insurance  in Section  12.1(b) and excess or umbrella  liability  policy in
     Section 12.1(c) must have combined

                                       16

     limits  together  totalling  $4,000,000 for each  occurrence and $4,000,000 aggregate.

          (e) Worker's  Compensation  insurance providing statutory benefits for injury  or  disease  in the  state(s)  of  operation  of the  Parties,  and
     Employer's Liability with limits of at least $500,000 for individual injury or disease, with an aggregate of $500,000 for disease.

          (f) Each  Party  waives  all rights  against  the other  Party and its employees and agents for all losses and damages  caused by,  arising out of or resulting  from any of the perils or causes of loss of the Party covered by the  policies  contemplated  by  Section  12.1  and any  other  property insurance covering the Party applicable to the Facility.

     12.2 Insurance Policy Requirements. All insurance policies required by this
Agreement will (a) provide  coverage on an "occurrence"  basis; (b) provide that no cancellation or non-renewal  will be effected  without giving the other Party at least thirty (30) days prior written notice,  except ten (10) days notice for non-payment  of premium;  and (c) be valid and  enforceable  policies  issued by insurers of recognized responsibility,  properly licensed in the State where the
Facility is located, with an A.M. Best's Rating of A- or better and Class VII or better.  General  Liability  and  Excess/Umbrella  Liability  policies  will not contain a cross-liability  exclusion,  or an exclusion for punitive or exemplary damages where insurable under law. Prior to the Effective Date and,  thereafter, within five  business days of renewal,  certificates  and  endorsements  of such insurance will be delivered to the other Party, as  appropriate,  as evidence of the specified insurance coverage. From time to time, upon a Party's request, the other Party will provide the  requesting  Party,  within five  business  days, a certified duplicate original of any policy required to be maintained  hereunder.
Each Party will provide the other Party at least thirty (30) days prior  written notice of any material change or amendment to a Party's insurance policy.

13.  Relationship of Parties.  This Agreement creates no relationship other than those of  producer/seller  and purchaser  between the Parties hereto.  Except as expressly provided herein, there is no partnership, joint venture or other joint or mutual enterprise or undertaking  created hereby and neither Party, or any of such  Party's  representatives,  agents or  employees,  will be deemed to be the representative  or employee of the other  Party.  Except as  expressly  provided herein or as otherwise  specifically

                                       17

agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.

14. Confidentiality.

     14.1  Definition  of  Confidential  Information.   The  term  "Confidential
Information"  means all material or information  relating to a Party's  business operations  and affairs  (including  trade  secrets)  that such Party  treats as confidential.  Without limiting the generality of the foregoing, all information regarding  quantities  of Ethanol  produced  and any pricing  matter  under this
Agreement  will be  deemed to be  Confidential  Information  of the  appropriate
Party;  provided,  however,  that  quantities of Ethanol  produced and sold, the price at which the  Ethanol  is sold,  and  aggregate  fees paid to Bunge,  on a quarterly and annual basis, shall not be deemed "Confidential Information."

     14.2 Use of Confidential  Information.  During the Term and for three years thereafter, neither Party will (a) use any Confidential Information of the other
Party for any purpose  other than in accordance  with this  Agreement or for its and its Affiliates  internal  business  purposes,  or (b) disclose  Confidential
Information  to  any  Person,  except  to  its  personnel  who  are  subject  to nondisclosure  obligations comparable in scope to this Section 14 and who have a need to know  such  Confidential  Information  in order to  perform  under  this
Agreement.  Notwithstanding  the foregoing,  the Parties  acknowledge that Bunge and/or its  Affiliates may perform  services for other third parties  similar to the services provided to Producer hereunder and that the use by Bunge and/or its
Affiliates of any Confidential Information regarding the services provided under this  Agreement in the course of the  provision of such  services to other third parties and for Bunge's and its Affiliates' internal business purposes shall not be  considered  a  violation  of this  Section  14;  provided,  that such use of
Producer's Confidential  Information may not be to the competitive  disadvantage of Producer.

     14.3 Disclosure of Confidential Information.  Notwithstanding Section 14.2,
either  Party may use for any purpose or disclose  any  material or  information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party;  (ii) is developed  independently by such Party without reference to the other Party's Confidential Information; (iii) is known by such Party when disclosed  by the  other  Party,  and such  Party  does not then  have a duty to maintain its confidentiality;  or (iv) is rightfully obtained by such Party from a third party not

                                       18

obligated  to preserve its  confidentiality  who did not receive the material or information  directly  or  indirectly  from the other  Party.  A Party  also may disclose the other Party's Confidential  Information to the extent required by a court, law, legal or administrative process or by other governmental  authority, provided that the  disclosing  Party (a) gives the other Party  advance  written notice of the disclosure,  (b) uses reasonable  efforts to resist disclosing the
Confidential  Information,  (c)  cooperates  with the other  Party on request to obtain a protective order or otherwise limit the disclosure,  and (d) as soon as reasonably  possible,  provides a letter from its counsel  confirming  that such
Confidential Information is, in fact, required to be disclosed.

         14.4 Injunctive.  Relief.  Each Party  acknowledges and agrees that its breach or threatened  breach of any provision of this Section 14 would cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach or threatened  breach, the nonbreaching Party will be entitled to injunctive  relief in addition to all other  remedies it may have at law or in equity.

15. Governing Law; Disputes.

         15.1 Governing  Law. This Agreement  shall be governed by and construed in  accordance  with the laws of the  State of Iowa,  excluding  any  applicable conflicts-of-law  rule  or  principle  that  might  refer  the  construction  or interpretation of this Agreement to the laws of another state.

         15.2  Notice  of  Dispute.  If any  dispute  shall  arise  under  or in connection  with  this  Agreement,  the  Parties  hereto  agree  to  follow  the procedures  set forth in this  Section  15.2 in an effort to resolve the dispute prior to the commencement of any formal  proceedings;  provided,  however,  that either Party may institute  judicial  proceedings  seeking  equitable  relief or remedies  without  following the procedures set forth herein.  The Parties shall attempt in good faith to resolve any dispute  arising out of or relating to this
Agreement,  the breach,  termination,  or validity  hereof,  or the transactions contemplated  herein promptly by negotiation  between  representatives  who have authority to settle the controversy.  Any Party may give the other Party written notice that a dispute  exists (a "Notice of Dispute")  setting forth a statement of such Party's  position.  Within  twenty (20) business days of the delivery of the Notice of Dispute,  representatives  of the Parties shall meet at a mutually acceptable  time and place,  and thereafter as long as they both

                                       19

reasonably  deem  necessary,  to exchange  relevant  information  and attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing party's delivering its Notice of Dispute,  the dispute shall be referred to the Boards of  Directors or Managers of Producer and Bunge who shall within twenty (20)  additional days meet to attempt in good faith to resolve the dispute.

         15.3 Mediation.  If the matter still has not been resolved within sixty
(60) days of the  delivery of the Notice of Dispute,  then any Party may seek to resolve the dispute through mediation  administered by the Commercial  Mediation
Rules of the American  Arbitration  Association.  If the Parties fail to resolve the dispute within  twenty-one (21) days after starting  mediation,  then either
Party may initiate  appropriate  proceedings to obtain a judicial  resolution of the dispute.

         15.4 Negotiations;  Jurisdictional  Matters. If a representative of any
Party  intends  to be  accompanied  at a  meeting  by  an  attorney,  the  other negotiator  shall be given at least  three  (3)  business  days'  notice of such intention and may also be accompanied by an attorney.  All negotiations pursuant to this  clause  are  confidential  and  shall  be  treated  as  compromise  and settlement  negotiations  for  purposes  of the Federal  Rules of  Evidence  and similar state rules of evidence. Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States  District  Courts for the
Eastern District of Missouri or the Western District of Iowa or the state courts in St.  Louis  County,  Missouri or Des Moines,  Iowa and any courts to which an appeal  may be taken,  and each  Party  hereby  consents  to and  submits to the personal jurisdiction of each of such courts.

         15.5 Waiver of Jury Trial.  EACH PARTY  IRREVOCABLY  WAIVES ANY AND ALL
RIGHTS TO A TRIAL BY JURY IN ANY LEGAL  PROCEEDING  ARISING OUT OF OR RELATED TO
THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Indemnification.

         16.1 Indemnification By Producer. Producer agrees to indemnify and hold
Bunge harmless from any Loss suffered or incurred by Bunge arising out of, or in any way relating to:

     (a)  Producer's  use or possession or operations on or at, or any action or failure to act at, the Facility;

                                       20

     (b) any personal injury or property damage related to the use,  possession, condition  of,  disposal of,  physical  contact with or exposure to any products manufactured at the Facility;

     (c) injuries or alleged injuries  suffered by Producer's  employees whether at the  Facility or  elsewhere  and whether or not under the  direction of Bunge and/or the Producer; or

     (d) any violation or alleged  violation of any Governmental  Requirement by
Producer,

unless  and to the  extent  such  Loss was  directly  caused  by  Bunge's  gross negligence  or willful  misconduct  and in each case only to the extent Bunge is not otherwise  compensated for such Loss by applicable  insurance (to the extent actually paid).

         16.2  Indemnification  By Bunge.  Bunge  agrees to  indemnify  and hold
Producer harmless from any Loss suffered or incurred by Producer arising out of, or in any way relating to:

     (a) injuries or alleged injuries suffered by Bunge's  employees,  or leased or subcontracted by Bunge, whether at the Facility or elsewhere;

     (b) any violation or alleged violation of any Governmental Requirement by Bunge.

unless and to the  extent  such Loss was  directly  caused by  Producer's  gross negligence or willful misconduct and in each case only to the extent Producer is not otherwise  compensated for such Loss by applicable  insurance (to the extent actually paid).

         16.3 Mutual  Indemnification.  Each Party shall  indemnify,  defend and hold  the  other  Party  harmless  from  all  liabilities,  costs  and  expenses
(including,  without  limitation,  attorneys  fees) that such Party may  suffer, sustain  or become  subject to as a result  any  misrepresentation  or breach of warranty,  covenant or agreement of the  indemnifying  Party contained herein or the indemnifying  Party's gross negligence or willful  misconduct in performance of its obligations under this Agreement.

         16.4 Employees, Affiliates, Etc. A party's indemnification of the other party  pursuant  to this  Section 16 will also run in favor of such  indemnified
party's  officers,  directors,   employees,  agents  and  representatives,   and
indemnification  claims may be

                                       21

made hereunder by any of such parties or by the indemnified  party on such third parties' behalf.

         16.5     Definitions. For purposes of this Agreement:

     (a) "Governmental  Requirement" means all laws, statutes, codes, ordinances and  governmental  rules,  regulations  and  requirements  of  any  governmental authority  that are  applicable  to the Parties,  the property of the Parties or activities described in or contemplated by this Agreement.

     (b) "Loss" means any claim, loss, cost, expense,  liability, fine, penalty, interest,  payment or damage, including but not limited to reasonable attorneys'
fees,  accountants'  fees and any cost and expense of  litigation,  negotiation, settlement or appeal.

     (c) "Affiliate" means a Person that directly,  or indirectly through one or more  intermediaries,  controls or is controlled  by, or is under common control
with,  the  party  specified,   with  "control"  or  "controlled"   meaning  the
possession,  directly  or  indirectly,  of the  power to  direct  or  cause  the direction  of the  management  and  policies  of a Person,  whether  through the ownership of voting securities or voting interests, by contract or otherwise.

     (d)  "Person"   means  any   individual,   general   partnership,   limited
partnership,  limited liability company,  joint venture,  trust, business trust, cooperative, association or other entity of whatever nature.

17. Notices.  All notices  required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal  delivery,  on the date of such delivery,  (ii) if by facsimile,  on the date sent (as evidenced by confirmation  of  transmission  by  the  transmitting  equipment),  (iii)  if by nationally  recognized  overnight  courier,  on the next  business day following deposit,  and (iv) if by  certified  mail,  return  receipt  requested,  postage prepaid,  on the  third  business  day  following  such  mailing;  in each  case addressed to the address or facsimile number shown below for such Party, or such other  address or facsimile  number as such Party may give to the other Party by notice:

                 If to Bunge:

                 Bunge North America, Inc.
                 11720 Borman Drive

                                       22

                 St. Louis, Missouri 63146
                 Attn: Senior Vice President -
                 Bunge Grain Facsimile:
                 314-292-2110

                 with copy to:

                 Bunge North America, Inc.
                 11720 Borman Drive
                 St. Louis, Missouri
                 63146 Attn: General
                 Counsel Facsimile:
                 (314) 292-2521

                 If to Producer:
                 Southwest Iowa Renewable Energy, LLC
                 10868 189th Street
                 Council Bluffs, Iowa 51503
                 Attn: General Manager
                 Facsimile: (712) 366-0394

                 with copies to:

                 David E. Gardels, Esq.
                 Husch Blackwell Sanders LLP
                 1620 Dodge Street, Suite 2100
                 Omaha, NE 68102
                 Facsimile: (402) 964-5050

18. Entire Agreement;  No Third Party Beneficiaries.  This Agreement constitutes the entire  agreement  between the Parties  with  respect to the subject  matter hereof and supersedes all prior agreements and understandings,  both written and oral,  between  the Parties  with  respect to the subject  matter  hereof.  This
Agreement  does not, and is not intended to,  confer any rights or remedies upon any person other than the Parties.

19.  Amendments;  Waiver. The Parties may amend this Agreement only by a written agreement of the Parties.  No provision of this

                                       23

Agreement may be waived,  except as expressly  provided  herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition  under this Agreement,  and no "course of dealing"  between the
Parties,  operates as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one  occasion is effective  only in that  instance and only for the purpose  that it is given and is not to be construed as a waiver on any future occasion or against any other person.

20. Assignment. No Party may assign this Agreement, or assign or delegate any of its rights,  interests,  or  obligations  under this  Agreement,  voluntarily or involuntarily, whether by merger, consolidation,  dissolution, operation of law, or any other manner,  without the prior written consent of the other Party,  and any  purported  assignment  or  delegation  without  such  consent will be void.
Despite  the prior  sentence,  Bunge may  assign  this  Agreement,  or assign or delegate any of its rights,  interests,  or obligations under this Agreement, to any of its Affiliates without  Producer's prior written consent.  Subject to the preceding  sentences in this Section 20, this  Agreement  binds and benefits the
Parties and their respective permitted successors and assigns.

21. Severability.  If a court or arbitrator with proper jurisdiction  determines that any provision of this Agreement is illegal, invalid, or unenforceable,  the remaining  provisions of this Agreement  remain in full force.  The Parties will negotiate  in good faith to replace  such  illegal,  invalid,  or  unenforceable provision with a legal,  valid,  and enforceable  provision that carries out the
Parties' intentions to the greatest lawful extent under this Agreement.

22.  Interpretation.  Each  Party has been  represented  by  counsel  during the negotiation  of this  Agreement and agrees that any ambiguity in this  Agreement will not be construed against one of the Parties.

23. Further Assurances. Each Party will execute and cause to be delivered to the other  Party  such  instruments  and other  documents,  and will take such other actions,  as the other Party may reasonably  request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

                                       24

24. Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

                  [Remainder of page intentionally left blank]

                                       25

IN WITNESS  WHEREOF,  the Parties have caused this  Agreement to be executed the day and year first above written.

                                       SOUTHWEST IOWA RENEWABLE
BUNGE NORTH AMERICA, INC.              ENERGY, LLC

By: /s/ C. Bailey Ragan                By: /s/ Mark Drake
    -------------------                    --------------

Name: C. Bailey Ragan                      Name: Mark Drake

Title: Vice President                      Title: President and CEO

                                       26

                                    EXHIBIT A
                              Production Standards

The Parties agree that the  Production  Standards  shall be all of the standards and requirements set forth in the current (as of the time of delivery of Ethanol under this  agreement) ASTM standard  specifications  for denatured fuel ethanol for blending with gasolines for use as automotive spark ignition engine fuel.